Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	612-293-2809 (Tel)
612-225-3123 (Fax)

ECOLAB DECLARES 2 FOR 1 STOCK SPLIT
Regular Quarterly Cash Dividend Also Declared; Directors Re-elected
And Auditor Re-appointment Ratified

ST. PAUL, Minn., May 9, 2003:  Ecolab Inc. announced today that its Board of Directors has declared a 2 for 1 split of the company’s common stock.  The stock split will be in the form of a 100% stock dividend payable June 6, 2003 to shareholders of record at the close of business on May 23, 2003.  This announcement follows approval today by the company’s shareholders of an increase in the company’s authorized common stock to 400 million shares.

The Board of Directors also declared a regular quarterly cash dividend of $0.0725 per share on a post-split basis (equal to the pre-split quarterly rate of $0.145 per share) payable July 15, 2003 to shareholders of record at the close of business on June 17, 2003.

Ecolab has paid cash dividends for 66 consecutive years.  Ecolab last declared a stock split (also 2 for 1) in December 1997.

Allan L. Schuman, Chairman and Chief Executive Officer of Ecolab, commented, “The stock split reflects the success Ecolab has achieved through the dedicated and aggressive efforts of our people, our focused and effective strategies and our superior products, equipment and systems.  Ecolab has enjoyed a superior earnings performance over the past decade, and this has been reflected in the strong price appreciation of our stock.  The stock split announced today reflects these accomplishments and our optimism for further progress in the future.”

-more-

Shareholders at today’s annual meeting also re-elected four directors to the board:  Leslie S. Biller, Jerry A. Grundhofer, Jochen Krautter and Allan L. Schuman, and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent accountants for the current year.

With sales of $3.4 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.

Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

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